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The following is the transcript of the presentation to analysts held by Allscripts Healthcare Solutions, Inc. and Misys plc on March 18, 2008 at 8:30 AM, EST via teleconference which included the Investor Presentation included in Exhibit 99.6 of the Current Report on Form 8-K filed by Allscripts Healthcare Solutions, Inc. on March 18, 2008.

Operator

Thank you for standing by. Welcome to the Allscripts Misys conference call. At this time, all participants are in a listen-only mode. There will be a presentation followed by a question-and-answer session. (OPERATOR INSTRUCTIONS) I must advise you that this conference is being recorded today, Tuesday, the 18th of March, 2008. I would now like to hand the conference over to your first speaker today, Mr. Glen Tullman. Please go ahead, sir.

Glen Tullman - Allscripts Healthcare Solutions - Chairman and CEO

Thank you very much and good morning. This is an exciting day for Allscripts, for our clients, for our employees and of course, for our shareholders. This morning we announced a merger between Allscripts and Misys Healthcare, a business unit of Misys Plc. I’m here in London this morning with Bill Davis, our Chief Financial Officer, Mike Lawrie, CEO of Misys Plc, and Jim Malone, CFO of Misys Plc.

Before we continue on and explain more about the transaction, I’d like to ask Bill to just quickly read the Safe Harbor. Bill?

Bill Davis - Allscripts Healthcare Solutions - CFO

Thanks, Glen. I would just like to simply highlight for you that the call this morning will contain certain forward-looking statements within the meaning of U.S. Federal Security laws. Important factors that could cause actual results to differ materially from the Company’s projections and expectations are on slide 2 of the presentation that Glen just mentioned. We undertake no obligation to update any forward-looking statements except as required by law. I should also remind you that we will be filing a proxy statement with the SEC in the coming weeks with additional information regarding the upcoming shareholder vote.

So with that, I’d like to turn the call back over to our CEO, Glen Tullman.

Glen Tullman - Allscripts Healthcare Solutions - Chairman and CEO

Thanks, Bill, and if you move to the next slide, and I’m going to walk people through each of the slides because we are telecasting this on different coasts and on different countries.

So let’s begin with slide — the third slide in the deck titled the clear leader in physician IT solutions. And I mentioned to start off the call that this was an exciting day for two reasons are. First, because this morning we announced a merger between Allscripts and Misys Healthcare and second, because at the same time in announcing it, we created a clear leader in the physician IT solutions space.

If you think about what we did, we created essentially a perfect match in a perfect market. What we did was we took the top-rated electronic health record and we paired it up with the market share leader for practice management in the mid to small size physician group market. I think all of you are familiar with Misys. They’ve been a name that has been around for years. They’ve done exceedingly well in penetrating the small- to mid-sized market and they have the largest footprint in that market. And what we, by combining these two assets, we’ve been able to create real value in a number of ways.

One, in terms of putting together a management team to focus on this. Two, we see dramatic opportunity for revenue acceleration and cost synergies. And last but not least, we create an entity that has high recurring revenue visibility as well as strong potential profit growth. Essentially the way this transaction works and Bill is going to go into more detail, is we are merging into Allscripts, the healthcare unit of Misys Plc, and at the same time, Misys Plc is paying a premium to our shareholders. Ultimately what we and up with is a company that we believe can transform healthcare.

If you move to the next slide, I want to talk a little bit about our vision. And essentially what we created is a company that together will influence physicians in a new way. In fact, every day in the United States, 150,000 physicians or roughly one-third of all of the physicians in America will log onto a screen that says Allscripts Misys and that gives us extraordinary power and influences to improve healthcare both from a quality and from a cost standpoint.

If you move to the next slide, we can talk about the physician IT market today. What you’ll see is a positioning statement that talks about both Misys and Allscripts as well as some of the primary competitors in the market space. And to left, we see practice management providers. Misys is not only the largest on that chart because of their role today but in fact, they are the largest in the space and have been for years and that means their footprint is greater than anyone else in America in terms of practice management systems. And Misys, their D&A has always been practice management.

On the flip side, we have Allscripts and Allscripts has been the leader in electronic health records with a focus on political aspects of the health record. And somewhere in between you see that those two companies coming together both from a practice management and electronic health record standpoint as well as from a market approach standpoint have created a new leader, a clear leader in information technology today.

You’ll also see a number of other competitors and what I think is unique here that each of those competitors has a piece of the puzzle, but there is no competitor that we have today that can have the breadth and the depth of offering that Allscripts has. In fact, what we see is a highly fragmented market where you are going to increasingly see an inability to connect and an inability to really convince clients that they have what those clients need. So we think with a footprint of 150,000 physicians and with an integrated set of solutions, products and services, that we’ve created something very special.

If you move to the next slide, a proven approach, some people have asked relative to this transaction, will it work? How are you going to do it? And I would direct those people to our relationship earlier in the company’s history with IDX. The idea there was IDX was in fact the market leader in practice management at the high end of the market. We developed a relationship with IDX that allowed us to sell into that base and enjoy five years of substantial growth based on using and leveraging that access to an installed base. If you think about our strategy today with Misys, it’s almost identical, but larger, and that is 113,000 physicians, 90,000 of those physicians who today do not have electronic health records, and Allscripts adds the ability to go in and sell our set of solutions to all of those physicians. So again, you see both a parallel in terms of a proven approach and a success oriented approach in the market.

If you move to the next slide, market opportunity, many of you have seen this before. This market opportunity demonstrates that overall we are looking at about a $10 billion opportunity. But I draw your attention to something that is not on this slide and that is the cross-selling opportunity between Misys and Allscripts alone is $1 billion. So not only do we have the opportunity to sell electronic health records into the market at in accelerated rate; not only do we today have not the largest practice management share but also the best practice management products; not only will we realize recurring revenue from software maintenance agreements — and I should add that close to half of our revenue will now be recurring; not only do we have transactions and we will talk a little bit about payer path, but some of the assets that Misys brings can be immediately deployed into the Allscripts space; but we have been increasing focus on accelerating the adoption of this technology. And now, we have someone who can deliver it. It’s a new company called Allscripts Misys.

Another way in the next slide to look at this is to look at segments in which we compete. You can look at that by market size and if you do that, you will see that Allscripts is well-positioned with larger practices, and less well-positioned as you move down to the smaller groups. The flip side of that is that as you look at the product, you’ll see that Misys is very well-positioned in the practice management arena for smaller practices and as you move up the scale, they don’t. I think what’s exciting is when you put both companies together, every circle gets filled out and you see a scope and the breadth of the offering and that is what customers are looking for. They’re looking for a fully featured electronic health records, practice management, a series of services that surround them and connectivity solutions.

Next slide. And what is the result? If you step through the next slide, you’ll see not only the footprint of Allscripts with our 40,000 physicians, but adding to that, you will see the overlay for Misys and you begin to see the makings of an interconnected healthcare network, which has always been the vision both of Allscripts, but frankly, of everyone involved in healthcare. Imagine a situation where physicians could exchange information, whether it be from emergency departments, care management, home care, electronic health records, practice management systems, all connected in one integrated system, not unlike an ATM. And the value that would bring both to the quality of healthcare delivery, but also the efficiency is substantial.

Next slide. You’ll also see that we’ve added to that about 700 hospitals and over 5000 different extended care facilities through our recent extended care information network acquisition, which is paired with our Canopy products. So again, the largest client footprint in the United States.

The next slide talks about the strategic rationale and I’ve tried to touch on that, but essentially by putting these two organizations together, what we’ve created is the leader in electronic health records and practice management covering one out of every three physicians in America, bringing together practice management and electronic health records, and leveraging a network that includes emergency departments across the full range of ambulatory settings as well as discharge management and homecare. We also see that this is a highly complementary business, because there is very little overlap. To the extent there is overlap, we will take that out and create real leverage for our shareholders.

And finally, from a financial perspective, what you see is there is a real opportunity here to improve what we delivered to our clients while at the same time delivering that more effectively and efficiently. There are many things that we’re doing twice that one organization properly linked could do better, cheaper, and in a higher quality fashion.

Next slide. So in summary, what we have today, what we’ve created through the merger of Allscripts and Misys is a new company that is the clear leader in clinical software, information and connectivity solutions that will empower physicians to deliver healthcare more safely, more efficiently, and more effectively than ever before.

And at this point, I would like Bill Davis — I’d like to turn it over to Bill Davis and have Bill talk a little bit about the financial aspects of this transaction. If you move to the next slide, you’ll see a slide labeled transaction summary. Bill?

Bill Davis - Allscripts Healthcare Solutions - CFO

Great. Thanks, Glen, and good morning, everyone. I’d like to start off by providing a quick overview of the transaction itself. As Glen indicated, it involves Misys and Allscripts combining their respective healthcare businesses into what will be referred to as Allscripts Misys. In conjunction with that transaction, Misys will also transfer $330 million in cash to Allscripts Misys, resulting in Misys Plc having an ownership interest of 54.5%, but in turn, affording Allscripts the opportunity to make a onetime special dividend that the $330 million will be used to fund.

As a result, the existing Allscripts shareholders will retain the remaining ownership interest in the company at 45.5%. It is important to note that the cash related to that funding from Misys Plc has been secured. It will come in the form of both new bank financing as well as it placing — underwritten by ValueAct Capital Management. It is the expectation that Allscripts Misys Healthcare will continue to be quoted and traded on NASDAQ while Misys Plc will remain quoted on the LSE.

Regarding the timing around the transaction, recognizing that it contemplates two public registrants, it also involves the carve out of the healthcare business from Misys Plc and associated regulatory considerations, as well as shareholder votes by both sides. Our expectation is that from a timing point of view, we are looking at about four to six months to closing with the hope that we can get this closed prior to our third quarter.

It is also important to note that from a management perspective, that Glen Tullman will continue as Chief Executive Officer of the combined organization and I will continue as the Chief Financial Officer of the combined organization as well, with Mike Lawrie assuming the responsibilities of Executive Chairman of the newly constituted Board of Directors.

I’m being told that we understand that some of you are having difficulty with the slides. We could ask that you please log back in. We’re hoping that will solve your problem. Okay?

If we could go to the next slide, please. Relative to the value proposition to our shareholders, again, just to restate, by virtue of the $330 million dividend, taking into account our fully diluted shares, the expectation is that will result in a per share dividend of approximately $4.90; and again, a resulting ownership in the combined entity of 45.5% for existing Allscripts shareholders.

Recognizing that, it really requires you in terms of evaluating this transaction to think about the enterprise value of the combined company. To put that in context, recognizing that the two organizations currently operate under two different fiscal periods, you can think about the combined entity from an historical perspective having revenues that approximate some $650 million. That is important because we have gone through a process and believe that there is opportunity to realize first and foremost meaningful cost synergies and we have estimated that the first year synergies will be in the range of $15 million to $20 million with an expectation that as we look in the outer years, that synergy amount will grow to some $25 million to $30 million.

As we think about the longer-term growth profile of the combined business relative to topline growth, we are thinking about it initially in high single digits, but again, moving into the low double-digit growth as we realize very important revenue synergy opportunities. Those revenue synergy opportunities come from the recognition or reality that both businesses contribute very complementary customer base which is going to afford us an opportunity to leverage the product suite of both organizations, in effect, cross-sell into the respective customer bases that both companies bring to the merger.

We also are encouraged by the fact that, as Glen indicated, that this transaction further improves Allscripts visibility with a higher percentage of our revenues coming from more stable reoccurring principally maintenance and transaction fees, which Misys Healthcare has a meaningful amount. As I indicated again, or before, again, and expectation that you will see synergies move upwards into the range of $25 million to $30 million over the next couple of years.

I’d also like to highlight that translates into what we believe to be continued exponential growth on our bottom line with an expectation that you would see midteen EPS expansion or growth, again in those outer years.

Next slide please. Relative to the synergies again as I indicated, an outlook that the first year post transaction — or post closing of the transaction would be in the range of $15 million to $20 million. We do believe that the primary drivers of those cost synergies will come in areas such as overhead, R&D duplication, marketing, principally in discretionary spending, as well as certain administrative functions. I also indicated that while our modeling is not dependent on it, we do believe that there is opportunity to see meaningful upside driven by the revenue synergies that we believe we can realize through the cross-selling into the respective client base.

Next slide please. Relative to the timing and the roadmap to completion, as I indicated before, this is a transaction that involves two public registrants and as such, we will be subject to various regulatory approvals as well as the need for carve out audited financial statements that can be provided in the proxy statements that we’ll be obligated to file. As I indicated before, while both shareholders, groups of shareholders will be voting on this transaction, and again, all in keeping with an expectation that we’re looking at about a four to six month time horizon before the transaction is likely to be closed.

I did want to take this opportunity to highlight the fact that by virtue of Allscripts being deemed the accounting acquiree in this transaction, we do anticipate that in our first quarter this year, we will, in fact, be recognizing a couple million dollars of transaction costs. And so I encourage you to take that into account as you think about our current quarter performance.

I also wanted to take the opportunity to restate something that I said on the fourth quarter call regarding our quarterly sequencing in 2008. First of foremost, I wanted to remind you that we did benefit from a tax credit specific to R&D tax credit in the fourth quarter that will have benefit on our effective tax rate for the full year. It will not have the same effect that it did in the fourth quarter. Similarly, we continue to believe that [ETHAN] will have $0.01 to $0.02 drag on our current quarter performance. So again, we encourage you to think about that as you think about expectations for the first quarter specifically.

So with that, I would like to just simply close by saying Allscripts is very excited about this transaction. We believe we are uniquely positioned to continue to capitalize on what we believe to be a phenomenal market in the clinical solution specifically health record — electronic health record market and really look forward to continue in the future to sustain growth.

With that, I’d like to turn it back over to Glen.

Glen Tullman - Allscripts Healthcare Solutions - Chairman and CEO

Thanks, Bill. Well those of you who know me know that for a long time I’ve talked about how we change healthcare and how we accelerate the adoption of our solutions of some of our top-rated software solutions into the base. And I’ve not only talked to analysts about that, I’ve talked to a number of people throughout the industry and part of that — part of those discussions were was there a way to put two organizations together to accelerate adoption, to accelerate sales, to accelerate bottom-line return?

One of those conversations started probably more than a year ago with Mike Lawrie, who is the CEO of Misys. At the time, Mike had taken on the task of turning around Misys Plc and I think the timing wasn’t right. Our stock was in a different place and no matter how much we shared in terms of an agreed-upon vision, we couldn’t seem to make the numbers work.

Well fast forward, Misys has done an extraordinary job of turning around their organization and the stock market has done a similar job in addressing some of our stock differentials. So between those two, Mike and I came back together and started to have another conversation and ultimately that resulted in the transaction that we announced today.

So at this point, what I would like to do is ask Mike to comment on his views on the transaction and share some of his excitement with you as well. Mike?

Mike Lawrie - Misys Healthcare - CEO

Great, thank you, Glen, and good morning to everyone on the call. We are over in London so we had an opportunity to address some of our shareholders this morning in London. For those of you that are not familiar with Misys, let me just give you a brief overview — we don’t have any charts for this, I don’t believe. But we are a company of about 4500 employees, about $1 billion in revenue and we operate in 100 plus countries around the world.

We are a banking leader in core banking systems and treasury and capital markets platforms. Think of these as some of the derivative trading platforms. We also verify much of the foreign exchange trades around the world. We also have a very significant presence in the healthcare industry, having acquired the original Medic Company out of Raleigh years ago and have built that, as Glen said, into a very large installed base in practice management.

But we are very excited about bringing these two companies together in a very unique way. When I step back and I look at some of this, I think about a market, I think about the companies and then I think about the financials and our shareholders. If you look at the market, there is no question that the healthcare market in the United States is one of the most attractive markets in the world right now. It typically grows at about two times GDP, it is poised for change that will be driven by technology and technology will be an enabler of that change and I think ultimately, it will be driven by other external forces as well. But there is no question that the market is there.

Glen shared with you the importance of applications like electronic medical records and being able to sell those into a very large installed base with Misys that up to this point in time is not very much penetrated from a clinical solution standpoint. So the market opportunity is there, the macroeconomic situation, the healthcare industry is moving in the right direction. And then as Glen said from a financial standpoint, to put this transaction together, to put a controlled transaction together like this would have been impossible a year ago. It just didn’t work.

So over time, this has become more feasible and we were able to put this together in a way that was a win for our customers. We’re going to continue to support the products that we have out there, we’re going to take some of the best products from Allscripts, some of the best products from Misys and we will continue to enhance those and drive those forward. There is a tremendous cross-sell opportunity. We’ve got tremendous people in both organizations that can be leveraged and built upon the successes to date of the two organizations. So I think the company fit here could not be better. So we’ve got a strong market fit, strong company fit, and the financials makes sense at this point in time for our shareholders and I think it’s a very, very exciting time to move forward together.

So, Glen, thanks for giving me a couple of moments here just to share my thoughts. I’ll turn it back to you.

Glen Tullman - Allscripts Healthcare Solutions - Chairman and CEO

Thanks, Mike. So let me conclude with a few different numbers and thoughts. Yesterday, Allscripts was — finished the year at about $280 million and going forward, once this transaction closes, we’re about $650 million in revenue, more than double the size of the company. Of that $650 million, over $300 million is recurring, which speaks to the stability that the new entity will have.

You heard Bill Davis talk about synergies, $15 million $20 million year one; $30 million going forward and that kind of efficiency, we believe, is going to inure to our shareholders. You heard the $1 billion add on opportunity, and again, 113,000 physicians in the Misys space, only 20% penetrated. And then you heard the statistic that I talked about, one out of every three physicians in America or close to that, will now start their day looking at an Allscripts Misys screen.

So I think we can also talk about the financial numbers. There is a premium for our shareholders. They not only walk away with cash, but they get to keep their shares and participate in this opportunity. We think that is a real win for our shareholders and there is a premium involved in it.

Second, there is an opportunity to transform healthcare. If we can do that, and we believe we can, there is a significant financial reward in that. And in addition, I think that this has already been well-received by people we’ve talked about it. It just works, it just fits, people get it. We’ve seen that in London, we’ve heard from some of our early shareholders, the early press in time and elsewhere seem to understand what we’ve created here, the value of what we’ve created.

And last but not least, we believe this is a great opportunity for our employees and for our shareholders, because we think that this new entity truly does allow us to transform healthcare.

So with that, I want to thank everyone for your time and attention today. We are going to open it up to questions at this point.

QUESTIONS AND ANSWERS

Operator

We will now begin the question-and-answer session. (OPERATOR INSTRUCTIONS) Sean Wieland, Piper Jaffray.

Sean Wieland - Piper Jaffray - Analyst

Good morning and congratulations, everyone, on the deal. Just a question on some of the overlapping pieces. What is going to happen to the A4 practice management business that exists? And on the Misys side, the relationship with iMEDICA?

Glen Tullman - Allscripts Healthcare Solutions - Chairman and CEO

This is Glen. First of all, as you know, we have some time before we close the transaction to make sure that we carefully consider each of those kinds of questions. You know both businesses well enough to know that we have some common heritage, both Medic, which became Misys and A4 were started by the same individual. That means that we have two facilities that house two of our largest facilities within ten miles of each other in North Carolina. We have two facilities that do much of our data processing within a few miles of each other in Austin, Texas.

We have facilities in Bangalore that are a few miles apart. So you start to see a trend here that says there is an opportunity to be more efficient in that utilization. You pointed out some product areas. We are going to evaluate each of the products and I want to stress what Mike said, our decision is to continue to support any one of our customers who is using any one of our products. That said, the real save can come from figuring out how you want to go forward in making sure that you’re redirecting your R&D to the products that you want to go forward with. And those products are so good that clients want to move to them and you make that move, that upgrade path very easy. So that is going to be our strategy going forward.

More than that, I can’t really tell you because we’re going to have our teams work closely with our customers to figure out what is best on a go-forward basis. I would say one other point, and you mentioned the iMEDICA product which is really — iMEDICA is a company we own. We have an ownership position in that company. We have licensing rights and we have a team of software engineers that has worked very closely with them to modify the product to work for us and our clients.

That said, we expect that will be an important part of our go-forward strategy. It offers some very unique features and functionality. It also operates in an ASP mode, something that we traditionally don’t have at Allscripts. So again, from that perspective, it’s full speed ahead for both of our salesforces today. As you know, legally, we have to operate separately. We have to continue to sell, be successful and in some cases, compete until we reach certain closure on this transaction.

Sean Wieland - Piper Jaffray - Analyst

Okay, thanks. That’s helpful. Have you put any thought into or is it too early to think about what the management structure will be a layer deeper, the operation side, who is going to run sales, that kind of thing?

Glen Tullman - Allscripts Healthcare Solutions - Chairman and CEO

Well, once again, I think there are some pieces of this that are very nice. There are some holes that we had that folks in the Misys organization fill. That saves us recruiting and we know those people and they know a lot of our employees already. So that goes in both directions. There is a lot of good people on both sides. Mike spent the last year, year and a half stabilizing the business, rebuilding the business, and Vern Davenport, who runs Misys, did a really a first-class job of turning around that operation.

So we are going to work very closely together, our teams, to figure out what the best way to go forward is. I would tell you that there are a lot of synergies in this organization. They aren’t necessarily people and what I mean by that is we have 90,000 potential buyers just in the Misys space. And so we have the largest salesforce in the industry, 400 people. We are going to figure out how to deploy them to accelerate the business.

Sean Wieland - Piper Jaffray - Analyst

Okay and one last question. Do you have any estimate for the total dollar cost it will take to integrate the companies from a product integration perspective and legal and other integration costs?

Glen Tullman - Allscripts Healthcare Solutions - Chairman and CEO

Yes, we have done a fair amount of work on that, Sean, and we are estimating about $7.5 million to $10 million to realize the synergies that we have outlined. It’s important to note that we are looking to potentially offset that with some cash inflows from divesting at least one facility. So there are opportunities to reduce that overall cost.

Sean Wieland - Piper Jaffray - Analyst

Okay, and that will be within what — the first — over 2008 or 2008, 2009?

Glen Tullman - Allscripts Healthcare Solutions - Chairman and CEO

Again, recognizing that this transaction realistically is going to close sometime in the third quarter, again, I’m thinking about it in that kind of first 12 months — that first 12 month period post close.

Sean Wieland - Piper Jaffray - Analyst

Okay, got it. Thank you very much.

Operator

Corey Tobin, William Blair & Company.

Corey Tobin - William Blair & Co. - Analyst

Good morning. A couple of quick questions. What is the balance sheet of Misys that you are inheriting look like?

Bill Davis - Allscripts Healthcare Solutions - CFO

Well, it’s Bill. We are actually doing a fair amount of work. We talked about — I talked about the fact that we’re going through a carve out process and that’s going to be subject to an audit which will ultimately provide to - in our proxy filing. What we have gotten comfortable with is that it has — a very reasonable — they actually have very, very respectable days sales outstanding. They put me to shame. And then beyond that, very little in the way of liabilities. They do have some amount of deferred revenue.

It’s important to note, and I made reference to it before, that we will be the accounting acquiree in this transaction. The relevance of that is one of the other things that we are looking at and we have not kind of finalized the impact is the re-valuation of deferred revenue in that whole purchase price allocation. So I will be coming back to the market at the appropriate time and just giving further color there but that is something I’d give you a heads up on.

But as it pertains to the balance sheet we are acquiring, think about it as principally current assets of receivables, some prepaids and pretty much operating liabilities and that is about it.

Corey Tobin - William Blair & Co. - Analyst

Thank you, that’s helpful. But just to clarify, do you think you will be assuming a net debt position or a net cash position?

Bill Davis - Allscripts Healthcare Solutions - CFO

I think on the deferred — taking the deferred revenue into account, it will likely be a slight net negative, but again, it depends on how you think about that deferred revenue. I tend to think about more specifically what costs are associated to deliver that.

Jim Malone - Misys Healthcare - CFO

This is Jim Malone. Part of our arrangement in this transaction is I have to deliver a working capital balance sheet that could operate this business. So we are not turning over something that Bill is going to have a problem with.

Bill Davis - Allscripts Healthcare Solutions - CFO

That’s right.

Corey Tobin - William Blair & Co. - Analyst

And there is no long-term debt position you are assuming here?

Bill Davis - Allscripts Healthcare Solutions - CFO

No, no it’s debt free. Debt free.

Corey Tobin - William Blair & Co. - Analyst

Okay, great. And then is there a piece of the business that is not being acquired, whether it’s a transaction processing piece or something like that? Just trying to reconcile the numbers in the press release back to what is reported in the Misys financial statements?

Mike Lawrie - Misys Healthcare - CEO

No. This is Mike. All of the properties associated with the healthcare division will merge.

Corey Tobin - William Blair & Co. - Analyst

Including the transaction processing piece?

Mike Lawrie - Misys Healthcare - CEO

Yes, payer path. Payer path is the biggest piece of the transaction. The line item in that will transfer.

Corey Tobin - William Blair & Co. - Analyst

Okay, great.

Bill Davis - Allscripts Healthcare Solutions - CFO

I’m wondering — just take note that they did have a divestiture last year in that — on the hospital side.

Jim Malone - Misys Healthcare - CFO

We divested our computer patient record business for hospitals and we sold our lab business. The old SunQuest business, we sold to a private equity firm last year. So those two assets, if you will, were divested last year.

Corey Tobin - William Blair & Co. - Analyst

Okay, great, and then the profit number in the press release, is that a net income number or an operating profit or what rough number are you referencing there?

Bill Davis - Allscripts Healthcare Solutions - CFO

This is specific to Misys? Healthcare?

Corey Tobin - William Blair & Co. - Analyst

Yes, sir.

Bill Davis - Allscripts Healthcare Solutions - CFO

That is a net profit.

Corey Tobin - William Blair & Co. - Analyst

Okay, so the net after-tax number?

Bill Davis - Allscripts Healthcare Solutions - CFO

Yes.

Corey Tobin - William Blair & Co. - Analyst

Okay, great. And then one final if I could, so after taking into account the divestitures and whatnot, what is the pro forma growth rate of Misys over the last couple of years or so after taking in the divestitures into account?

Glen Tullman - Allscripts Healthcare Solutions - Chairman and CEO

You mean of Misys Plc?

Corey Tobin - William Blair & Co. - Analyst

No, of the healthcare assets?

Unidentified Company Representative

I think over the last couple of years it’s probably been flat to slightly plus.

Corey Tobin - William Blair & Co. - Analyst

Excellent, great. Thank you.

Operator

Richard Close, Jefferies.

Richard Close - Jefferies & Co. - Analyst

Yes, can you hear me okay?

Glen Tullman - Allscripts Healthcare Solutions - Chairman and CEO

Yes.

Richard Close - Jefferies & Co. - Analyst

Great. Glen, you mentioned revenues acceleration I guess in your comments and then trying to piece that together with Bill’s comments of I think, high single-digit to low double-digit. Can you just sort of walk me through that, sort of the disconnect there?

Glen Tullman - Allscripts Healthcare Solutions - Chairman and CEO

I think in terms of — the objective, Richard, is what we would like to do is make it easier for the Misys space — and what I was talking about specifically was is getting their growth rate to accelerate in their market. So what they’ve done really over the last year, year and a half, is stem some attrition they had in their base, clean it up, get it ready to grow. Now we believe with our product offerings paired with theirs, bundled together, that we can actually accelerate growth in that market.

I think what Bill was talking about — and Bill will correct me if I’m wrong as all of you guys have heard him do many times — and that is that Bill was saying that the overall growth rate, because you are putting these two entities together, will in fact drop slightly from where it would have been as Allscripts as a stand-alone basis. Does that clarify that?

Richard Close - Jefferies & Co. - Analyst

Yes, that’s fine. With respect to, I guess getting back to the Misys trends and all that, in response to Corey’s question, I guess excluding the divestitures, slight positive there, but the 113,000 doctors currently with Misys, what was that maybe one or two years ago?

Mike Lawrie - Misys Healthcare - CEO

The attrition on that — this is Mike. The attrition on that has been around 1% a year, so a very, very small attrition in the base. It’s been a very stable base. That is one of the reasons why the reoccurring revenue stream is so high in this business. And as we have begun to move some clinical applications into that base, that has actually improved slightly. So as we have taken the iMEDICA product, we call MyWay into that base, that’s actually helped stabilize, particularly the low end or the small physician practices. So it’s been very, very stable.

What has happened is the Misys Healthcare growth profile changed over the last two or three years and that’s because the practice management market in the U.S. has slowed, because there is very high penetration of practice management systems in the U.S. And Misys was slow to build and/or acquire the clinical applications necessary to leverage that install base and because they didn’t have that, their growth rate slowed. And because they were spread across the whole healthcare continuum, meaning physicians, labs, and hospitals, they began to suffer a degradation in profitability.

That is when I came in, the new team came in and we divested out of the hospital business and out of the lab business. That stabilized the business. We cut costs to improve the margins and with the introduction of some clinical applications, have been able to get the business growing again. But this transaction takes a giant step forward in being able to leverage the best of preclinical applications from Allscripts into that install base.

Richard Close - Jefferies & Co. - Analyst

Okay, that’s helpful. I guess one final question would be, Glen, if you could provide us maybe the salesforce numbers for Misys and Allscripts here today? And then do you envision any type of freezing out, I guess, of your current sales pipeline until this transaction gets completed? In terms of — do you envision people that are looking at your systems currently to maybe put off buying anything until this transaction closes?

Glen Tullman - Allscripts Healthcare Solutions - Chairman and CEO

Let me address each of those, Richard. First of all, just Mike’s comments, I think hearing him say that those exact would have been what I would have said when we did the deal some time ago with IDX. And that was, you’ve got a base, the practice management company in that case it was IDX, was slow to develop an EMR and so we stepped in and dramatically accelerated growth in there. And I think this is a great parallel only bigger and has more opportunities. So that is what I would say there.

Relative to the salesforce headcount, in terms of sales, together the sales number is about 400 and that is split about 250 to Misys and about 150 to Allscripts. That is the rough breakout today. In terms of what the right size of that salesforce is or what the right deployment of that salesforce is, that is something we’re going to spend a lot of time on with our folks on the ground, with our clients over the next few months as we work on a transition, working to a close.

Bill Davis - Allscripts Healthcare Solutions - CFO

And I would just — I would clarify something for you, Richard. Of the 150 of Allscripts, about 105 of those are actually quota carrying. The others would be support, telesales and the like that make up that balance and my recollection is that you had kind of a similar relationship on the Maple side.

Mike Lawrie - Misys Healthcare - CEO

That’s right, and your last question which is equally important, is typical when you do a transaction like this, that yes, the customers will say gee, we’ve got to sort out the product stuff. That is why we are being so clear that we are going to continue to support the existing products. So the message to our customer base would be if you’re going to by something from Allscripts today, buy it tomorrow. If you were going to buy something from Misys today, buy it tomorrow. That is the beauty of this transaction is our mutual applications work together.

So there is absolutely no reason not to continue with the purchasing decision if that is the right thing to add value, in this case, to your practice.

Glen Tullman - Allscripts Healthcare Solutions - Chairman and CEO

There is one other point I would like which is kind of the fun one. When we were doing due diligence, one of the things we found was that we have between 40 and 50 sites today where we are — we have our electronic health records, whether they be [healthmedics] or whether they be TouchWorks sitting on top of Misys’ practice management systems and working just fine today. So there is no big integration issue. This stuff can be — our salesforces the day after closing, our salesforces will be working together moving product out. So it’s pretty exciting. Okay. Thanks for the question. Next question?

Operator

Steve Halper, Thomas Weisel Partners.

Steve Halper - Thomas Weisel Partners - Analyst

Hi, two questions, just a follow-up on the Misys base. How penetrated today is the Misys practice management base with their own electronic medical record product?

Mike Lawrie - Misys Healthcare - CEO

Less than 20%.

Steve Halper - Thomas Weisel Partners - Analyst

Less than 20%? And then the other question is, can you kind of give us a broad snapshot on where the big buckets of cost savings are in the first year, $15 million to $20 million?

Glen Tullman - Allscripts Healthcare Solutions - Chairman and CEO

Yes, it is again, we see a meaningful savings opportunity in discretionary marketing spend. Second would be in R&D. Third would be in facility rationalization and then fourth would be in logical functional area overlap.

Steve Halper - Thomas Weisel Partners - Analyst

Thanks.

Glen Tullman - Allscripts Healthcare Solutions - Chairman and CEO

Next question?. We have time for a few more before the market opens.

Operator

Atif Rahim, JPMorgan.

Atif Rahim - JPMorgan - Analyst

Hi guys. Congratulations on the deal. First of all, I’d just like to know, Bill, I think you mentioned 1Q was probably going to be a little weaker then 4Q, definitely, but perhaps less than what the street was expecting. But I guess bigger picture, when are you going to provide updated guidance for the combined company? Is that going to be definitely post close and is your expectation that this is dilutive or accretive both on a cash basis and GAAP basis or either?

Bill Davis - Allscripts Healthcare Solutions - CFO

There are a lot of moving pieces there, so as we gain greater visibility in terms of the timing of the close and as well as the fact that I alluded to the point that both organizations or corporations are on different fiscal periods. Today, the expectation is that we will conform those reporting periods as well. And so that is something else that we are going to be working through in this interim period of time. And so until such time, we’ve not made a decision as to when we’d be coming forward with kind of greater guidance on the combined model.

Atif Rahim - JPMorgan - Analyst

Okay, and then a question for Mike Lawrie. You feel the turnaround was complete at this time? I know you’ve had some divestitures etc. but is the turnaround, in your view, complete at Misys Healthcare? And secondly, what is your plan for the 55% stake you’re going to have in Allscripts?

Mike Lawrie - Misys Healthcare - CEO

Well, the intent we have with our transaction here is that we are going to manage this new combined company as we’ve managed a healthcare business before, so say with the same system, same management systems, etc. So in terms of how we manage going forward will be very similar to how we have managed in the past, respecting of course, that Allscripts Misys will be a publicly traded company on NASDAQ.

We don’t have any plans for our 55% stake. We acquired that stake. That is a control transaction, so we don’t have any plans to do anything with that. Our plan, simply stated, will be for Glen and I to integrate these two companies in a way that drives value for our customers and drives value for the shareholders and that is the only focus we have here over the next year or so.

In terms of the turnaround of Misys Healthcare, as Glen said, our team, led by Vern Davenport down there has done a very good job in restructuring the business, removing assets that we no longer really felt were strategic long-term and getting the cost structure in line with the revenue stream. And as a result, we’ve seen a significant improvement in margins and the resulting profitability. That is really only phase 1 of a turnaround. That is what I call stabilization.

The next phase is the build off of that success and begin to grow again and the tem in Misys Healthcare had begun to grow so we saw some growth. Matter-of-fact, we just announced our third quarter numbers and they grew 3% in the third quarter so they had begun to grow. But this is the next transformational step to really drive this to the growth rate that Glen and Bill talked about.

So I don’t honestly think your turnaround is complete until you are able to begin to grow with the market again, and this step will begin to move the combined company as well Misys Healthcare in that direction.

Bill Davis - Allscripts Healthcare Solutions - CFO

I didn’t want to step over your question about accretion, dilution. We absolutely believe that this will improve the profitability of both a GAAP basis and an adjusted earnings basis which gives the add back effect of deal related amortization and stock-based compensation. It’s a little difficult to reduce that to an EPS metric right now just because the final share count is ultimately not known at this juncture. But as we think about net income and adjusted earnings, it absolutely is very positive in that respect, really out of the box.

Atif Rahim - JPMorgan - Analyst

Okay, that’s great. Thank you.

Glen Tullman - Allscripts Healthcare Solutions - Chairman and CEO

Well, great. Well, thanks, everyone, for joining us on the call today. We appreciate it. We couldn’t be more excited about this transaction. We truly believe that this is going to be transformational both for healthcare market in general and for Allscripts Misys in particular. We think it’s going inure substantial value to our clients, to our shareholders, to our employees and we are looking forward to executing against the plan.

So thanks very much. We will look forward to talking with you soon.

Operator

That does conclude our conference for today. Thanks for participating. For those of you wishing to review the conference, the replay facility can be accessed by dialing within the UK on 0845-245-5205, or alternately alternatively on a country code plus 44-1452-55-0000. The reservation number is 399474975. Thank you for participating. You may all disconnect.

Important Additional Information and Where to Find It

This communication is being made in respect of the proposed business combination involving Allscripts Healthcare Solutions, Inc. (“Allscripts”) and Misys Healthcare Systems LLC (“MHS”), a wholly owned subsidiary of Misys plc (“Misys”). In connection with this proposed transaction, Allscripts intends to file with the Securities and Exchange Commission (the “SEC”) a preliminary proxy statement, a definitive proxy statement and other related materials, and Parent intends to file a shareholder circular with the Financial Services Authority in the United Kingdom. The definitive proxy statement will be mailed to the stockholders of Allscripts, and the shareholder circular will be mailed to the shareholders of Parent. BEFORE MAKING ANY DECISION WITH RESPECT TO THE PROPOSED TRANSACTION, INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THESE DOCUMENTS AND OTHER RELEVANT MATERIALS WHEN THEY BECOME AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE COMPANY AND THE PROPOSED TRANSACTION. Investors and security holders can obtain copies of Allscripts’ materials (and all other offer documents filed with the SEC) when available, at no charge on the SEC’s website: www.sec.gov. Copies can also be obtained at no charge by directing a request for such materials to Allscripts at 222 Merchandise Mart Plaza, Suite 2024, Chicago, Illinois 60654, Attention: Lee Shapiro, Secretary, or to Misys at 125 Kensington High Street, London W8 5SF, United Kingdom, Attention: Group General Counsel & Company Secretary. Investors and security holders may also read and copy any reports, statements and other information filed by Allscripts with the SEC, at the SEC public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 or visit the SEC’s website for further information on its public reference room. Allscripts’ directors, executive officers and other members of management and employees may, under the rules of the SEC, be deemed to be participants in the solicitation of proxies from the stockholders of Allscripts in favor of the proposed transaction. Information about Allscripts, its directors and its executive officers, and their ownership of Allscripts’ securities, is set forth in its proxy statement for the 2007 Annual Meeting of Stockholders of the Company, which was filed with the SEC on April 30, 2007. Additional information regarding the interests of those persons may be obtained by reading the proxy statement and other relevant materials to be filed with the SEC when they become available.

Forward-looking Statements

This communication contains forward-looking statements. Those forward-looking statements include all statements other than those made solely with respect to historical fact. Forward-looking statements may be identified by words such as “believes”, “expects”, “anticipates”, “estimates”, “projects”, “intends”, “should”, “seeks”, “future”, continue”, or the negative of such terms, or other comparable terminology. Such statements include, but are not limited to, statements about the expected benefits of the transaction involving Allscripts, MHS and Parent, including potential synergies and cost savings, future financial and operating results, and the combined company’s plans and objectives. In addition, statements made in this communication about anticipated financial results, future operational improvements and results or regulatory approvals are also forward-looking statements. Such forward-looking statements are subject to numerous risks, uncertainties, assumptions and other factors that are difficult to predict and that could cause actual results to vary materially from those expressed in or indicated by them. Factors that could cause actual results to differ materially include, but are not limited to: (1) the occurrence of any event, development, change or other circumstances that could give rise to the termination of the merger agreement; (2) the outcome of any legal proceedings that have been or may be instituted against Allscripts, Parent or MHS and others following announcement of entering into the merger agreement; (3) the inability to complete the proposed transaction due to the failure to obtain stockholder or shareholder approval or the failure of any party to satisfy other conditions to completion of the proposed transaction, including the expiration of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the receipt of other required regulatory approvals; (4) risks that the proposed transaction disrupts current plans and operations and potential difficulties in employee retention as a result of the merger; (5) the ability to recognize the benefits of the merger; (6) legislative, regulatory and economic developments; and (7) other factors described in filings with the SEC. Many of the factors that will determine the outcome of the subject matter of this communication are beyond Allscripts’, Parent’s and MHS’ ability to control or predict. Allscripts can give no assurance that any of the transactions related to the merger will be completed or that the conditions to the merger will be satisfied. Allscripts undertakes no obligation to revise or update any forward-looking statement, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise. Allscripts is not responsible for updating the information contained in this communication beyond the published date, or for changes made to this communication by wire services or Internet service providers.